Exhibit 10.1

FOURTH AMENDMENT
TO THE IDAHO POWER COMPANY
EMPLOYEE SAVINGS PLAN

The Idaho Power Company Employee Savings Plan, amended and restated as of January 1, 2016 (the "Plan") is amended to reflect hardship distribution changes and small account distribution changes as set forth below. This amendment shall be effective January 1, 2020.

1.    Section 7.8.1 is amended in its entirety to read as follows:

“A Participant may request approval from the Administrator to have all or a portion of the value of the sum of (i) his or her Deferral Contribution Account, including earnings on Deferral Contributions but excluding Qualified Non-Elective Contributions and Qualified Matching Contributions and earnings thereon, and (ii) his or her Rollover Account, distributed to such Participant, provided that the Participant is suffering from hardship. A distribution will be on account of hardship only if the distribution is necessary to satisfy an immediate and heavy financial need of the Participant, as defined below, and satisfies all other requirements of this Section 7.8.”

2.    Section 7.8.2(f) is amended in its entirety to read as follows:

“Expenses for repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code §165 (without regard to the 10 percent of AGI threshold or the limitations under Section 165(h)(5)); or”

3.    Section 7.8.3 is amended in its entirety to read as follows:

“A distribution shall be deemed to be necessary to satisfy an immediate and heavy financial need only if:
(a) The distribution does not exceed the financial need of the Participant (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution); and
(b) The Participant has obtained all distributions (other than hardship distributions) currently available under all of the Employer’s plans.”
4.    Section 7.2 is renamed “Form of Distributions (and Small Account Rollover)” and is amended in its entirety to read as follows:

“Distributions will be made in the form provided in this and the following Sections of this Article. A Participant or Beneficiary who is eligible to receive a distribution under the Plan shall request such distribution in accordance with procedures (including telephonic or electronic, as permitted by law) established by the Administrator, including furnishing such information as the Administrator may reasonably require.”

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5.    Section 7.2.1 is amended in its entirety to read as follows:

“The Participant (or Beneficiary) may elect to receive any distribution of all or a portion of his or her Accounts in the form of whole shares of Company Stock (with the value of any fractional share paid in cash) by directing the investment of all or a portion of his or her Accounts in the Company Stock Fund prior to any distribution. Distributions from the Company Stock Fund will be made in kind unless otherwise elected; provided, however, that (i) fractional shares of Company Stock will in all cases be distributed in cash, (ii) partial withdrawals may not be made through a combination of stock and cash distributions, and (iii) if the Participant receives an automatic rollover distribution pursuant to Section 7.2.2, any investment in the Company Stock Fund will be converted to cash prior to distribution. Shares of Company Stock distributed by the Trustee shall be readily tradable on an established securities market.”

6.    A new Section 7.2.2 is added to read as follows:

“7.2.2     Small Account Rollover

Notwithstanding any other provision of this Article, but subject to the requirements of Section 12.2, if the value of a Participant’s vested interest in his or her Accounts does not exceed $5,000, determined according to Section 7.7, at the time a distribution event described in Section 7.1 occurs, his or her vested interest in his or her Accounts shall be distributed in a lump sum as soon as administratively feasible. If the Participant does not otherwise elect to receive such lump sum distribution in cash (or in kind pursuant to Section 7.2.1, if applicable) or as a direct rollover pursuant to Section 7.11, then the distribution to such Participant of the full value of the Accounts will be made in the form of a rollover to an individual retirement account (IRA) chosen by the Administrator as soon as practicable after the distribution event.”

7.    Section 7.5.1 is amended in its entirety to read as follows:

“If a Participant’s Account balance exceeds $5,000 when the Participant’s service with the Controlled Group terminates or the Participant becomes Disabled, distribution of the vested Account balance will not be made or commenced (subject to Section 12.4) unless he or she elects to receive such distribution. Subject to Section 12.2, a Participant can request a distribution at any time after termination of employment with the Controlled Group or becoming Disabled, and such distribution will be made as soon as administratively feasible after such request is received by the Administrator, subject to such further notices and elections which may be required under the terms of the Plan. If a Participant’s Account balance is $5,000 or less, it will be distributed to him or her pursuant to Section 7.2.2, as soon as administratively feasible after the applicable distribution event.”

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IN WITNESS WHEREOF, the Employer has executed this Amendment this 24th day of October, 2019.

IDAHO POWER COMPANY
Employer

By: /s/ Sarah E. Griffin
Sarah Griffin
Its: Human Resources Director

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